Exhibit 10.5

Compensation Agreement

This Compensation Agreement (this “Agreement”) is made as of May 27, 2004, by and between Block Communications, Inc., an Ohio corporation (“Corporation”), and William K. Block, Jr., an individual resident at 612 Manitou Drive, Maumee, Ohio (“Block”).

Recitals:

•	Block desires to become less active in the day-to-day business operations of Corporation.

•	Corporation has determined that it is in its interest and that of its shareholders to continue to avail itself of Block’s knowledge and expertise in connection with the operation of the businesses of Corporation.

•	Block is willing to continue to provide his services to Corporation upon the terms and conditions set forth in this Agreement.

Agreement:

The parties, intending to be legally bound, agree as follows:

1.  Incorporation of Recitals

The Recitals are incorporated into this Agreement as if fully rewritten herein.

2.  Definitions.

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 2.

2.1	“Acceleration Amount” is defined in Section 5.1 of this Agreement.

2.2	“Agreement” means this Service Agreement.

2.3	“Block” is defined in the prefatory paragraph of this Agreement.

2.4	“Change of Control” means:

     2.4.1 Corporation shall have merged into or consolidated with another entity, or merged another entity into Corporation, on a basis whereby less than 50% of the total voting power of the surviving entity is represented by shares held by shareholders of Corporation on the Effective Date; or

     2.4.2 Corporation shall have sold all or substantially all of its assets to another entity or person.

        2.5  “Code” means the Internal Revenue Code of 1986, as amended, as well as relevant Treasury Regulations and applicable rulings of the Internal Revenue Service, as they may exist from time to time.

     2.6  “Corporation” is defined in the prefatory paragraph of this Agreement.

     2.7  “Corporation Agreement” means the Close Corporation Operating Agreement dated December 12, 1988, by and among Corporation and its shareholders, as it may be amended from time to time.

     2.8  “Effective Date” means December 17, 2004.

     2.9  “Equalization Amount” is defined in Section 5.3 of this Agreement.

     2.10  “Executive Committee” means the committee established by the Corporation Agreement.

     2.11  “Executive Committee Benefits” has the meaning given it in Section 4.4.1.

     2.12  “Party” means Block or Corporation. “Parties” means Block and Corporation collectively.

     2.13  “Person” means any individual or entity.

3.  Resignations; Duties.

     3.1  Boards of Directors. As of the Effective Date, Block will resign as a director from the boards of directors of the following corporations: Buckeye Cablevision, Inc., Buckeye TeleSystem, Inc., Cars Holding, Inc., Corporate Protection Services, Inc., Erie County Cablevision, Inc., Idaho Independent Television, Inc., Independence Television Company, Lima Communications Corporation, PG Publishing Company, and The Toledo Blade Company.

     3.2  Chairmanships. As of the Effective Date, Block will resign as the chairman of the following boards and committees:

3.2.1	Corporation’s board of directors;

3.2.2	PG Publishing Company;

3.2.3	The Toledo Blade Company; and

3.2.4	the Executive Committee.

     3.3  Duties. Block will continue to serve as a member of the board of directors of Corporation, the Executive Committee, and as president and a member of the board of directors of the Blade Foundation until such time as he resigns, becomes incapacitated, or dies. Block shall devote such time and attention to the business of Corporation and the Blade Foundation as is required by his continued service on the Executive Committee, Corporation’s board of directors, and the Blade Foundation.

4.  Compensation; Benefits.

     4.1  Executive Committee Compensation.

     4.1.1 So long as Block is a member of the Executive Committee or the board of directors of Corporation, he will be paid annual compensation equal to seventy percent (70%) of the greater of:

(a)	the then-current base salary of Allan J. Block or, if he is no longer employed by Corporation, of John R. Block or

(b)	the average of the annual base salaries paid to Block during the five (5) calendar years commencing January 1, 2000, and ending with the Effective Date.

     4.1.2 Block’s compensation will be payable in equal periodic installments according to Corporation’s customary payroll practices, but no less frequently than monthly.

     4.1.3 Corporation will timely pay Block all bonuses earned by him on or prior to the Effective Date pursuant to the bonus plan of the Executive Committee. After the Effective Date, Block will no longer be eligible to participate in the Executive Committee’s bonus plan.

     4.2  Post Executive Committee Compensation. If Block is not a member of the Executive Committee and is not a member of Corporation’s board of directors, then he will be paid compensation in an amount computed pursuant to Section 4.1.1(b) until his death, at which time such payments will cease.

     4.3  Automobile. On or before the Effective Date, Block will return the automobile provided to him by Corporation. Upon Block’s request, Corporation will assign its right to purchase the automobile, if any, to Block.

     4.4 Benefits.

     4.4.1 Corporation will, at its expense, provide Block and his spouse the same life insurance, 401(k), hospitalization, major medical, and other benefit plans of Corporation that may be in effect from time to time for members of the Executive Committee (collectively, the “Executive Committee Benefits”). The Executive Committee Benefits will be provided to Block and his spouse for the duration of their lives. If the Executive Committee ceases to exist because the Corporation Agreement has terminated, then Block and his spouse shall continue to receive the Executive Committee Benefits in effect at the time of the termination of the Corporation Agreement, without reduction, for the duration of their lives.

     4.4.2 Corporation will, at its expense, provide Block and his spouse with tax preparation assistance from its certified public accountants for the duration of their lives.

     4.4.3 Corporation will reimburse Block his membership dues at the Toledo Club for a period of twelve (12) months after the Effective Date.

     4.5  Newspapers. Each of The Blade and the Pittsburgh Post-Gazette will add “William Block, Jr., co-publisher, 1990-2001” to its editorial page on the same line as it presently states “William Block, co-publisher, 1942-1989.” The additional language will commence January 1, 2005, and appear daily for so long as Corporation owns such newspapers.

5.  Change of Control.

     5.1  Upon a Change of Control, the compensation to be provided to Block pursuant to Sections 4.2 and 4.4 shall be accelerated. The lump sum payment amount (“Acceleration Amount”) will be determined as set forth in this Article 5 and paid to Block upon the effective date of the Change of Control.

     5.2  The Acceleration Amount is equal to the net present value of the payments to be provided to Block and/or his spouse pursuant to Sections 4.2 and 4.4. The net present value shall be determined by applying a discount rate equal to one hundred twenty percent (120%) of the applicable Federal rate (determined under Section 1274(d) of the Code) on the Effective Date. The values of the payment for the duration of Block’s life pursuant to Section 4.2 and the payments for the joint lives of Block and his spouse pursuant to Section 4.4 shall be determined under Section 7520 of the Code on the effective date of the Change of Control.

     5.3  If any portion of the Acceleration Amount paid to Block is deemed an “excess parachute payment” under Section 280G of the Code thereby triggering an excise tax under Section 4999 of the Code, then Corporation shall increase the Acceleration Amount by the amount of any such excise tax owed by Block due to his receipt of the Acceleration Amount (“Equalization Amount”) and the Equalization Amount itself, thereby restoring Block to the same financial position after payment of the excise tax that he would have been in had the golden parachute rules not applied.

6.  Facilities and Expenses.

Corporation will furnish Block office space, equipment, supplies, and such other facilities and personnel as Corporation deems necessary or appropriate for the performance of Block’s duties under this Agreement. Corporation will pay on behalf of Block (or reimburse Block for) reasonable expenses incurred by Block at the request of, or on behalf of, Corporation in the performance of Block’s duties pursuant to this Agreement, and in accordance with Corporation’s policies, including reasonable expenses incurred by Block in attending business meetings, in appropriate business entertainment activities, and for promotional expenses. Block must file expense reports with respect to such expenses in accordance with Corporation’s policies and substantiate all expenses in accordance with Internal Revenue Service guidelines.

7.  Miscellaneous.

     7.1  Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which Corporation may merge or consolidate. The duties and covenants of Block under this Agreement, being personal, may not be delegated.

     7.2  Notices. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “Notice”) required or permitted under this Agreement must be in writing and shall be deemed given to the recipient when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested. A Notice to Corporation must be addressed to Corporation’s principal office. Any Party may designate, by Notice to the other, substitute addresses or addressees for Notices; and, thereafter, Notices are to be directed to those substitute addresses or addressees.

     7.3  Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the Parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by Block and the President.

     7.4  Applicable Law. This Agreement will be governed by the laws of the State of Ohio, without regard to conflicts of laws principles.

     7.5  Arbitration. Any dispute, controversy, or claim in connection with, relating to, or arising out of this Agreement, or any breach or alleged breach hereof, shall, at the request of any party, be submitted to and settled by arbitration in the City of Toledo, State of Ohio, pursuant to the rules then in effect of the American Arbitration Association. Any award rendered pursuant to such arbitration shall be final and conclusive upon the parties and judgment thereon may be rendered in any state or federal court located in Lucas County, Ohio having jurisdiction thereof. Expenses of the arbitration shall be borne equally by the parties to the arbitration, unless otherwise provided by the arbitrators.

     7.6  Captions. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

     7.7  Severability of Provisions. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     7.8  Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date above first written above.

Block Communications, Inc.

By: Title:	/s/ Allan Block Managing Director	/s/ William K. Block, Jr. William K. Block, Jr.